Exhibit 99.1

Interpace Biosciences Announces First Quarter 2021

Financial and Business Results

●	Q1 Revenue of $9.8 Million is Company’s Highest as Combined Molecular Diagnostics and Pharma Services Business
●	Q2 Revenue Expected to Exceed $11 million
●	On Track to Exceed Full Year 2021 Revenue Growth of 35%
●	Moving Up Target For EBITDA Breakeven from Q4 2021 to Q3 2021

PARSIPPANY, NJ, May 11, 2021 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (“Interpace” or the “Company”) (OTCQX: IDXG) today announced financial results for the fiscal quarter ended March 31, 2021 and provided a business and financial update.

“We are very pleased with our first quarter operating results which are on track and in accordance with our growth, restructuring and reprioritization plan,” said President and CEO Thomas Burnell. “As we progress further into 2021, we expect to build on this momentum and will be focused on opportunities related to expanded private payor coverage, market penetration and the pricing of clinical testing. We continue to implement new clinical automation technology, have begun the process of renovating and modernizing our Pittsburgh clinical services laboratory, and in pharma services, we are exploring new clinical development capabilities with the Company’s state-of-the-art lab in Morrisville, North Carolina. We believe these initiatives will help us drive growth and enhance shareholder value,” added Mr. Burnell.

“Our strong first quarter results were driven primarily by the positive impact of higher clinical service volume and improved reimbursement rates,” stated Tom Freeburg, CFO of Interpace. “We are very excited by the prospect of higher reimbursement rates across non-Medicare payor categories given positive clinical data and our recent improvements in Medicare reimbursement. With the completion of the transition of pharma services to our state of the art laboratory in North Carolina, we are now uniquely positioned to take advantage of new clinical development capabilities which we believe will further diversify and enhance our overall business.”

“We are providing second quarter Fiscal 2021 revenue guidance north of $11 million,” added Mr. Freeburg.

First Quarter 2021 Financial Performance as Compared to First Quarter 2020

●	Net Revenue was $9.8 million, an increase of 9% versus the prior year. Gross Profit percentage was 46%, compared to 33% for the prior year, a nearly 40% improvement year over year.

●	Loss from Continuing Operations was approximately $(4.2) million as compared to $(6.4) million for the prior year, a 35% improvement year over year.

●	Adjusted EBITDA was $(0.9) million as compared to $(4.3) million for the prior year, a nearly 400% improvement year over year.

●	Cash collections are exceeding expectations and continuing to grow. Days Sales Outstanding (DSO) has decreased 34% year over year.

First Quarter 2021 Financial Performance as Compared to the Fourth Quarter of 2020

●	Gross Profit margin was 46% for the first quarter 2021, vs 32% for the fourth quarter 2020.

●	Loss from Continuing Operations was $(4.2) million vs $(8.1) million in the fourth quarter 2020.

●	Adjusted EBITDA was $(0.9) million vs $(4.1) million in the fourth quarter 2020.

●	March 31, 2021 cash balance was $2.8 million, net of restricted cash. April 30, 2021 cash balance was $3.3 million, net of restricted cash.

Recent Highlights

● In January 2021, we announced an agreement with Blue Cross Blue Shield of Florida under which ThyGeNEXT® and ThyraMIR® tests are now covered in-network services for their 5 million members.

● In February 2021, we announced an agreement with Blue Cross Blue Shield of Illinois that makes ThyGeNEXT® and ThyraMIR® tests covered in-network services for their more than 8 million members in Illinois.

● In February 2021, we announced that we had executed a license agreement with Rutgers, The State University of New Jersey, and Massachusetts General Hospital for a novel monoclonal antibody platform, Das-1, used in the risk assessment of pancreatic cysts.

● In March 2021, we announced that we had expanded our relationship with XIFIN, Inc. to deploy XIFIN’s award-winning revenue cycle management solution, XIFIN RPM 12, enterprise-wide to support all Interpace Diagnostics testing services.

● In March 2021, we announced that we had entered into a definitive agreement to sell our New Haven, CT CLIA certified, CAP accredited laboratory to DiamiR Biosciences, Corp. (DiamiR). The transaction closed in April 2021.

● In April 2021, we announced our new capability in advancing RNA biomarker analysis for gene and cell-based therapies.

● In April 2021, we announced that Novitas, our Medicare Administrative Contractor, has agreed to recognize the new Proprietary Laboratory Analysis (PLA) code that specifically identifies ThyGeNEXT® as a distinct test from any other test or service. The new PLA code for ThyGeNEXT® is 0245U and the reimbursement for this code remains $2,919, representing a significant price increase over the prior reimbursement level of $560.

● In April 2021, we announced that we initiated a full review of a broad range of alternatives to enhance shareholder value. As part of this process, we are considering strategic, financial and operational alternatives involving the Company. Guggenheim Securities, LLC is serving a strategic advisor in this process.

● In May 2021, we announced that eviCore Healthcare (“eviCore”), a wholly owned subsidiary of Cigna, has updated their laboratory management guidelines to include positive coverage for ThyGeNEXT® and ThyraMIR®. This update, which impacts approximately 27 health plans nationwide covering 100 million lives, is effective on July 1, 2021. This means that after the effective date, claims for ThyGeNEXT and ThyraMIR which meet eviCore’s criteria for coverage will be considered medically necessary and processed as a covered service.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provides clinically useful molecular diagnostic tests, bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has five commercialized molecular tests and one test in a clinical evaluation program (CEP): PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; PanDNA, a “molecular only” version of PancraGEN® that provides physicians a snapshot of a limited number of factors; ThyGeNEXT® for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX® that differentiates lung cancer of primary versus metastatic origin. In addition, BarreGEN®, a molecular based assay that helps resolve the risk of progression of Barrett’s Esophagus to esophageal cancer, is currently in a clinical evaluation program (CEP) whereby we gather information from physicians using BarreGEN® to assist us in gathering clinical evidence relative to the safety and performance of the test and also providing data that will potentially support payer reimbursement.

Pharma services, through Interpace Pharma Solutions, provides pharmacogenomics testing, genotyping, biorepository and other customized services to the pharmaceutical and biotech industries. Pharma services also advances personalized medicine by partnering with pharmaceutical, academic, and technology leaders to effectively integrate pharmacogenomics into their drug development and clinical trial programs with the goals of delivering safer, more effective drugs to market more quickly, while also improving patient care.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements including, but not limited to, the adverse impact of the COVID-19 pandemic on the Company’s operations and revenues, the substantial doubt about the Company’s ability to continue as a going concern, the possibility that the Company’s estimates of future revenue may prove to be materially inaccurate, the Company’s history of operating losses, the Company’s ability to adequately finance its business, the Company’s ability to repay its $7.5M secured bridge loan, the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect, and the Company’s ability to remediate material weaknesses in internal controls. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the Securities and Exchange Commission , Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com

INTERPACE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2021	2020

Revenue, net	$9,833	$9,059
Cost of revenue	5,316	6,113
Gross Profit	4,517	2,946

Sales and marketing	2,351	2,481
Research and development	637	809
General and administrative	2,979	4,837
Transition expenses	1,253	56
Acquisition amortization expense	1,112	1,115
Total operating expenses	8,332	9,298

Operating loss	(3,815)	(6,352)
Interest accretion expense	(135)	(109)
Other (expense) income, net	(188)	47
Loss from continuing operations before tax	(4,138)	(6,414)
Provision for income taxes	15	15
Loss from continuing operations	(4,153)	(6,429)

Loss from discontinued operations, net of tax	(54)	(65)

Net loss	(4,207)	(6,494)
Less adjustment for preferred stock deemed dividend	-	(3,033)
Net loss attributable to common stockholders	$(4,207)	$(9,527)

Basic and diluted loss per share of common stock:
From continuing operations	$(1.02)	$(2.37)
From discontinued operations	(0.01)	(0.01)
Net loss per basic share of common stock	$(1.03)	$(2.38)

Weighted average number of common shares and common share equivalents outstanding:
Basic	4,089	4,004
Diluted	4,089	4,004

Selected Balance Sheet Data (Unaudited)

($ in thousands)

	March 31,	December 31,
	2021	2020
Cash and cash equivalents	$2,839	$2,772

Total current assets	14,265	14,122
Total current liabilities	20,461	18,233

Total assets	43,858	45,681
Total liabilities	30,218	28,228
Total stockholders’ deficit	(32,896)	(29,083)

Selected Cash Flow Data (Unaudited)

($ in thousands)

	For the Three Months Ended
	March 31,
	2021	2020
Net loss	$(4,207)	$(6,494)

Net cash used in operating activities	$(5,006)	$(7,122)
Net cash provided by investing activities	39	-
Net cash provided by financing activities	5,034	18,171
Change in cash, cash equivalents and restricted cash	67	11,049
Cash, cash equivalents and restricted cash – beginning	3,372	2,321
Cash, cash equivalents and restricted cash – ending	$3,439	$13,370

Reconciliation of Adjusted EBITDA (Unaudited)

($ in thousands)

	Quarters Ended
	March 31,
	2021	2020
Loss from continuing operations (GAAP Basis)	$(4,153)	$(6,429)
Bad debt (recovery) expense	(140)	250
Transition expenses	1,253	56
Depreciation and amortization	1,532	1,319
Stock-based compensation	286	418
Taxes	15	15
Financing interest and related costs	144	-
Interest accretion expense	135	109
Mark to market on warrant liability	41	(26)
Change in fair value of contingent consideration	(57)	-
Adjusted EBITDA	$(944)	$(4,288)

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, we have provided certain non-GAAP financial measures to help evaluate the results of our performance. We believe that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing our ongoing business and operating performance. We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view our financial results in the way that management views financial results.

In this document, we discuss Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is a metric used by management to measure cash flow of the ongoing business. Adjusted EBITDA is defined as income or loss from continuing operations, plus depreciation and amortization, acquisition related expenses, transition expenses, non-cash stock based compensation and ESPP plans, interest and taxes, and other non-cash expenses including asset impairment costs, bad debt expense, receipt of stimulus grants, loss on extinguishment of debt, goodwill impairment and change in fair value of contingent consideration, and warrant liability. The table above includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.